EXHIBIT 5.1

CAIRNCROSS & HEMPELMANN, P.S.

524 Second Avenue, Suite 500

Seattle, Washington 98104

June 6, 2022

Mercer International Inc.

700 West Pender Street

Vancouver, British Columbia

Canada, V6C 1G8

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Mercer International Inc., a Washington corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $1.00, issuable pursuant to the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan (the “2022 Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares. In connection with this opinion, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the following:

1. The following governing documents of the Company (the “Governing Documents”):

(a) Articles of Incorporation of Mercer International Regco Inc., filed with the Washington Secretary of State effective July 12, 2005, as certified by the Washington Secretary of State as of May 10, 2022;

(b) Articles of Amendment of the Articles of Incorporation of Mercer International Regco Inc. filed with the Washington Secretary of State effective January 26, 2006, as certified by the Washington Secretary of State as of May 10, 2022.

(c) Articles of Merger of Mercer Delaware Inc., a Delaware corporation, and Mercer International Regco, Inc., a Washington corporation, including the Articles of Amendment of the Articles of Incorporation of Mercer International Regco, Inc. (changing the name of the corporation to Mercer International Inc.), filed with the Washington Secretary of State effective March 1, 2006, as certified by the Washington Secretary of State as of May 10, 2022.

(d) Articles of Merger of Zellstoff Celgar Holdings Ltd., a Delaware corporation, and Mercer International Inc., a Washington corporation, filed with the Washington Secretary of State effective April 4, 2006, as certified by the Washington Secretary of State as of May 10, 2022.

(e) Bylaws of Mercer International Inc. (as amended thru April 16, 2019).

2. Written Consent of Directors Approving Directors’ Resolutions effective as of April 8, 2022 approving the 2022 Plan and the reservation of the Shares under the 2022 Plan.

3. The Registration Statement, including all exhibits thereto.

4. The 2022 Plan.

5. A Certificate of Existence for the Company dated as of June 3, 2022.

6. The certificates, resolutions and other documents as we have deemed necessary to render the opinion expressed below, including, without limitation, including but not limited to a certificate of the Company dated as of the date hereof (the “Opinion Certificate”).

In rendering the opinions expressed below, we have, with your consent, assumed that the signatures of all parties signing all documents in connection with which this opinion is rendered are genuine (other than persons signing such documents on behalf of the Company), all documents submitted to us as originals or duplicate originals are authentic and complete, and all documents submitted to us as copies, whether certified or not, conform to authentic original documents and have not been further amended or superseded following our review. Additionally, we have, with your consent, assumed and relied upon, the following:

(a) the accuracy and completeness of all certificates (including, without limitation the Opinion Certificate) and other statements, documents and records reviewed by us;

(b) all parties to the documents reviewed by us (other than the Company) are duly organized, validly existing, and in good standing under the laws of all jurisdictions where they are conducting their businesses or otherwise required to be so qualified (except where the failure to be so qualified or in good standing would not adversely affect our opinions herein), and have full power and authority and have taken all necessary corporate or other action and have all governmental and third-party consents necessary or desirable to execute, deliver and perform their duties under such documents and to consummate the transactions contemplated thereby, and all such documents have been duly authorized, executed and delivered by such parties;

(c) each party to the documents reviewed by us (other than the Company) has duly authorized, executed and delivered such documents to which it is a party, and that each of such documents is enforceable against and binding upon each such party thereto; and

(d) value has been given to the Company in connection with, and the Company will be materially benefited by, the issuance of the Shares pursuant to the 2022 Plan.

In rendering this opinion, we have examined only the laws of the State of Washington (“Applicable Law”); however, the term Applicable Law is limited to those laws that a lawyer in the State of Washington exercising customary professional due diligence would reasonably recognize as being directly applicable to the 2022 Plan and the issuance of the Shares thereunder. We have not examined the question of which laws would govern the interpretation, construction, or enforcement of the 2022 Plan or the issuance of the Shares thereunder. Accordingly, we express no opinion with respect to the laws of any other state, country or jurisdiction, or the applicability of such laws to the 2022 Plan or the issuance of the Shares thereunder. In particular, to the extent that Applicable Law would require the application of the laws of any other jurisdiction, no opinion is expressed as to the laws of such other jurisdiction.

In addition, without limiting the foregoing, we express no opinion regarding, and no opinion shall be implied from, the express opinions provided below concerning any federal and state securities statutes. We express no opinion regarding, and no opinion shall be implied from, the express opinions provided below about any rules or regulations promulgated under such statutes, or the applicability of such statutes, rules or regulations to the 2022 Plan or the transactions contemplated thereby. We further express no opinion regarding the effect of changes after the date hereof in any statutes, rules, or regulations applicable to the Articles of Incorporation, as amended, the Shares or the 2022 Plan, nor any opinion regarding statutes of limitation, moratoria, or similar actions by federal, state, or local government agencies, legislatures, courts, or other authorities.

We express no opinion with respect to the enforceability of the 2022 Plan against the Company. We express no opinion with respect to any party other than the Company.

With regard to matters of fact material to the opinions expressed herein, we have relied, without investigation or any duty of inquiry, solely upon and assumed to be true and correct: (a) the representations and warranties as to factual matters contained in and made by officers of the Company in the Opinion Certificate, including, without limitation, our opinion expressed below as to the fully paid and non-assessable status of the issued shares of capital stock of the Company, to the effect that the Company received full and adequate consideration for such issued shares; (b) the documents and materials referenced herein as reviewed by our firm; and (c) matters within our Actual Knowledge. For purposes of this opinion letter, “Actual Knowledge” means the actual knowledge of facts or other information by Laura Bertin, the lawyer employed by the undersigned firm who has actually represented the Company in connection with this legal opinion. In particular, we have not engaged in any independent investigation or inquiry into (i) material agreements of the Company or (ii) the existence of any actions or liens filed against the Company.

The opinions expressed in this letter are qualified to the extent that, notwithstanding any provisions in the 2022 Plan to the effect that such agreements reflect the entire understanding of the parties with respect to the matters described therein, the courts of the State of Washington may consider extrinsic evidence of the circumstances surrounding the interpretation of the 2022 Plan and the agreements related thereto, to ascertain the intent of the parties in using the language employed in such agreements, regardless of whether or not the meaning of the language used in the 2022 Plan or such agreements is plain and unambiguous on its face, and may determine that additional or supplemental terms can be incorporated into such agreements.

***********

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the 2022 Plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares, issuance thereof by the Company in accordance with the terms of the 2022 Plan and the awards under the 2022 Plan, and the receipt of consideration therefor in accordance with the terms of the 2022 Plan and the awards under the 2022 Plan, such Shares will be validly issued, fully paid and nonassessable.

We consent to (a) the use of our firm’s name, Cairncross & Hempelmann, P.S., in the Registration Statement in connection with this opinion, and (b) the use of this opinion as an exhibit to the Registration Statement.

In giving this opinion, we do not admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement, or the prospectus contained in the Registration Statement, within the meaning of the term “expert” as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

CAIRNCROSS & HEMPELMANN. P.S.

/s/ CAIRNCROSS & HEMPELMANN. P.S.